Exhibit 99.1

New published data demonstrates KidneyIntelX™ has broad implications for winning war on chronic kidney disease

Electronic health record deployment of KidneyIntelX was associated with clinical actions that slowed progression of chronic kidney disease and improved Type 2 diabetes control in just 12 months

Results demonstrated a 61% increase in preventative drug prescriptions among patients in the high-risk group and improved specialist referrals which can significantly reduce overall cost of care and improve patient outcomes

LONDON and SALT LAKE CITY, January 10, 2024 - Renalytix plc (NASDAQ: RNLX) (LSE: RENX) announces publication of Real World Evidence (“RWE”) after 12 months of follow-up in 2,569 patients with Type 2 diabetes and diabetic kidney disease (“DKD”) at a major U.S. health system in Primary Care and Community Health. Results in the diverse cohort, including 27% black patients, demonstrate that electronic health record deployment of KidneyIntelX in vitro prognostic testing was associated with clinical actions that led to a significant slowing of chronic kidney disease progression and improved Type 2 diabetes control most notably in the highest risk patients.

Improved kidney health was evidenced by reduction in the rate of kidney function decline (eGFR slope) and diabetes control was evidenced by improved A1C levels. KidneyIntelX testing achieved scale through electronic health record integration, deploying directly to large treating groups of primary care physicians. These improvements, coupled with increase in percentage of KidneyIntelX high-risk patients achieving blood pressure control, have been shown to be associated with improvements in cardiovascular health and outcomes in CKD.

KidneyIntelX has received broad insurance payment coverage including through Medicare, Medicaid, and Blue Cross Blue Shield programs. The Food and Drug Administration (FDA) issued a de Novo Marketing Authorization of the kidneyIntelX.dkd version of the test in June 2023 with an indicated use addressable market of approximately 14 million patients with adult diabetes and kidney disease.

“The demonstrated benefits of KidneyIntelX early risk assessment at one year are significant and go to the core of chronic disease preventative medicine. This real-world data highlights the critical importance of early preventative care and the ability to better control cost and outcomes through efficient electronic deployment of KidneyIntelX bioprognosis,” said Michael J. Donovan, PhD, MD, Chief Medical Officer at Renalytix. “We look forward to continuing published data releases in coming months in order to support our belief that KidneyIntelX provides actionable information leading to preventative care and improving healthcare outcomes.”

“This published real world evidence puts KidneyIntelX at the intersection of multiple established diabetes, kidney and cardiovascular care guidelines. This data is compelling and shows the importance of adopting KidneyIntelX across primary care networks to help control these unsustainable chronic diseases that unnecessarily effect millions of patients,” said James McCullough CEO of Renalytix.

The study population includes representation of a number of high-risk factors for disease progression including (a) patient median baseline age of 68 years (b) 27% Black, (c) median BMI of 30 (d) evidence of hypertension in 89% of subjects and (e) 9% with stage A-D, American Heart Association functional classified heart failure. Analysis of treating physicians shows that the majority of patients were being treated by their primary care physician.

The RWE study results demonstrated that patients with Type 2 Diabetes and Stage 1-3 CKD and a high-risk KidneyIntelX score received higher frequency of clinical management visits, improved utilization of guideline-recommended medications, and appropriate specialist referral or consultation for disease management compared to those who were identified as low or intermediate risk patients.

For further information, please contact:

Renalytix plc	www.renalytix.com
James McCullough, CEO	Via Walbrook PR

Stifel (Nominated Adviser, Joint Broker)	Tel: 020 7710 7600
Alex Price / Nicholas Moore / Nick Harland / Samira Essebiyea

Investec Bank plc (Joint Broker)	Tel: 020 7597 4000
Gary Clarence / Shalin Bhamra

Walbrook PR Limited	Tel: 020 7933 8780 or renalytix@walbrookpr.com
Paul McManus / Alice Woodings	Mob: 07980 541 893 / 07407 804 654

CapComm Partners
Peter DeNardo	Tel: 415-389-6400 or investors@renalytix.com

About Chronic Kidney Disease

Kidney disease is now recognized as a public health epidemic affecting over 850 million people globally. The Centers for Disease Control and Prevention (CDC) estimates that 15% of US adults, more than 38 million people, currently have chronic kidney disease (CKD). Diabetes is the leading cause of kidney failure, accounting for 44% of new cases. Further, the CDC reports that 9 out of 10 adults with CKD do not know they have it and one out of two people with very low kidney function who are not on dialysis do not know they have CKD.1 Kidney disease is referred to as a “silent killer” because it often has no symptoms and can go undetected until a very advanced stage. Each year, kidney disease kills more people than breast and prostate cancer. Every day, 13 patients in the United States die while waiting for a kidney transplant.

About Type 2 Diabetes

More than 37 million Americans have diabetes (about 1 in 10), and approximately 90-95% of them have type 2 diabetes. Type 2 diabetes most often develops in people over age 45, but more and more children, teens, and young adults are also developing the disease2. Type 2 diabetes symptoms often develop over several years and approximately 23% of adults with type 2 diabetes are undiagnosed3. Type 2 diabetes affects many major organs, including the heart, blood vessels, nerves, eyes and kidneys. Diabetic kidney disease develops in 30-50% of type 2 diabetes patients4.

About Renalytix

Renalytix (NASDAQ: RNLX) (LSE: RENX) is an in-vitro diagnostics and laboratory services company that is the global founder and leader in the new field of bioprognosis™ for kidney health. The leadership team, with a combined 200+ years of healthcare and in-vitro diagnostic experience, has designed its KidneyIntelX laboratory developed test to enable risk assessment for rapid progressive decline in kidney function in adult patients with T2D and early CKD (stages 1-3). We believe that by understanding how disease will progress, patients and providers can take action early to improve outcomes and reduce overall health system costs. For more information, visit www.renalytix.com.

Sources

1 https://www.theisn.org/blog/2020/11/27/more-than-850-million-worldwide-have-some-form-of-kidney-disease-help-raise-awareness/

2 https://www.cdc.gov/diabetes/basics/type2.html

3 https://www.cdc.gov/diabetes/data/statistics-report/index.html

4 https://www.ncbi.nlm.nih.gov/pmc/articles/PMC5297507/

Forward Looking Statements

Statements contained in this announcement regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Examples of these forward-looking statements include statements concerning: the commercial prospects of KidneyIntelX and kidneyintelX.dkd, including whether KidneyIntelX and kidneyintelX.dkd will be successfully adopted by physicians, inform clinical guidelines, lead to clinical actions that improve patient outcomes, achieve expanded insurance coverage and be successfully distributed and marketed, the potential for KidneyIntelX and kidneyintelX.dkd to be expanded and approved for additional indications and in additional jurisdictions, our expectations regarding the impact and benefits of the CMS action on the value or pricing of KidneyIntelX, our expectations with respect to reimbursement decisions, our intellectual property position, our competitive position and the ability of KidneyIntelX and kidneyintelX.dkd to curtail costs of chronic and end-stage kidney disease, optimize care delivery and improve patient outcomes. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” and similar expressions are intended to identify forward-looking statements. We may not actually achieve the plans and objectives disclosed in the forward-looking statements, and you should not place undue reliance on our forward-looking statements. Any forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results, performance, or events to differ materially from those expressed or implied in such statements. These risks and uncertainties include, among others: that KidneyIntelX and kidneyintelX.dkd are based on novel artificial intelligence technologies that are rapidly evolving and potential acceptance, utility and clinical practice remains uncertain; we have only recently commercially launched KidneyIntelX; and risks relating to the impact on our business of the COVID-19 pandemic or similar public health crises. These and other risks are described more fully in our filings with the Securities and Exchange Commission (SEC), including our most recent Quarterly Report on Form 10-Q and the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on September 28, 2023, and other filings we make with the SEC from time to time. All information in this press release is as of the date of the release, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.